Exhibit 10.25

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

June 2, 2010

Peter Strumph

[Address]

Dear Peter:

On behalf of Codexis, I am pleased to extend to you this offer of employment as Senior Vice President, Commercial Operations reporting to Joseph Sarret. Your position is a full-time position.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the United States Citizenship and Immigration Service Employment Eligibility Verification Form I-9. Your employment is also subject to successful completion of your professional references and background check, as well as the execution of your Employee Confidential Information and Inventions Assignment Agreement (Attachment A).

Compensation

If you accept this offer and you begin employment with Codexis, you will receive an initial salary of $270,000.00 per year, payable semi-monthly, which will be subject to all applicable withholdings.

You will also be eligible to participate in the Codexis 2010 Executive Incentive Compensation Plan (the “2010 Incentive Plan”). Your 2010 Incentive Plan target will be 40% of your 2010 Codexis base salary earnings. If Codexis meets all of its corporate goals for 2010, and you also perform well against your individual and group goals, to be established with your supervisor, you can expect to receive a 2010 Incentive Plan payout at or near this target after our Board of Directors’ (the “Board”) approval of our 2010 year-end financial statements. Based on the Company’s performance and your individual and group’s goal performance, your actual bonus may be more or less than this target, and under certain circumstances there may be no payout. Any 2010 Incentive Plan payout you receive will be prorated based on your service during 2010 as a percentage of the full year; and no bonus will be paid unless you are an employee of the Company on the date the bonus is paid. Any payout will be subject to all applicable withholdings. Please also note that the 2010 Incentive Plan does not constitute a contract of employment or alter the “at will” status of your employment. In addition, Codexis reserves the right to modify or terminate the 2010 Incentive Plan at any time and for any reason without your consent.

You will also receive a sign-on bonus of $10,000.00, which will be subject to all applicable withholdings and will be paid out within your first 30 days of employment. If within one year of your employment start date (i) you choose to resign employment or (ii) your employment is terminated for cause, you will be required to repay this sign-on bonus within 30 days of your termination. The gross (before withholding) amount of the sign-on bonus that must be repaid will

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com be determined by the following repayment guidelines, which are based on the amount of time that has lapsed between your employment start date and your termination date:

a)	within six months of your employment start date : 100%
b)	between six and twelve months: prorated monthly.

Stock Options

Subject to approval by the Board, you will be granted an option to purchase 125,000 shares of common stock (the “Option”) at an exercise price equal to the fair market value of the shares on the date the option is granted. The shares subject to the Option will vest one fourth or 25% on the first anniversary of your employment start date and thereafter will vest 1/48th of the shares subject to the Option per month for the following 36 months until the option is 100% vested on the four-year anniversary of your employment start date. Vesting is contingent upon your continued employment through the applicable vesting date. Your Option will be subject to the terms of the Codexis, Inc. 2010 Equity Incentive Award Plan, and will be conditioned on your acceptance of an appropriate stock option agreement.

Employee Benefits

As a full-time employee, you will be eligible for the Codexis employee benefit plans, which currently include medical, dental, vision, long-term disability and life insurance, as well as a 401(k) plan and flexible time off that allows full-time employees to accrue 20 days of flexible time off each year of employment. For employees working greater than or equal to 20 hours and less than 40 hours per week flexible time off is prorated. Codexis reserves the right to modify or terminate any of these plans at any time and for any reason.

Other Terms and Conditions of Employment

Your employment with Codexis is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Codexis may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the President and CEO of Codexis, has the authority to promise you, either orally or in writing, anything to the contrary. Any such agreement must be in writing and signed by both you and the President to be effective.

Employment with any other entity or for yourself in competition with Codexis, or any direct or indirect subsidiary of Codexis, is not permitted. If you want to take an outside job, please discuss the opportunity with your manager and the Human Resources Department in advance so that a determination can be made if any actual or potential conflict of interest exists.

During the course of your employment you may create, develop or have access to confidential information belonging to Codexis, including technical, research, financial, business, commercial, personnel or operational information, and/or ideas, trade secrets, know-how, procedures, strategies or plans. You agree that as a condition of your employment with Codexis, you will

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com sign and comply with the Codexis Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached to this letter as Attachment A.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Codexis, including any claims related to any bonus, relocation payments or other compensation, will be finally settled by binding arbitration in Palo Alto, California before a single neutral arbitrator of the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes. Claims subject to arbitration will include, but will not be limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate will not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief, pending arbitration, arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Codexis.

You understand that by this agreement, you and Codexis are waiving your respective rights to trial by jury, and that judgment upon any arbitration award may be entered in any court having jurisdiction of the matter. Any controversy or claim subject to arbitration will be waived and forever barred if arbitration is not initiated within one year following the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations.

With regard to statutory claims, you and Codexis will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees. Although Codexis will pay all costs of the AAA and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter supersede and replace all prior agreements, understandings, and promises between Codexis and you concerning the terms and conditions of your employment with Codexis.

Peter, we hope that your association with Codexis will be mutually successful and rewarding, and we look forward to welcoming you aboard. Please indicate your acceptance of this offer by signing this letter below and returning the letter to Human Resources by 6/7/2010. A copy of the letter is enclosed for your records.

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

Sincerely, Codexis, Inc.

By:	/s/Douglas Sheehy
Douglas Sheehy SVP, General Counsel

I understand and agree to the foregoing terms and conditions of employment with Codexis.

/s/Peter Strumph

June 2, 2010		6/16/2010
Date	/	Start Date

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